Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-185046) on Form S-8 of RMR Industrials, Inc. of our report dated November 28, 2017, relating to the consolidated financial statements of RMR Industrials, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to going concern), appearing in this Annual Report on Form 10-K of RMR Industrials, Inc. for the year ended March 31, 2018.

/s/ Hein & Associates LLP

Irvine, California

October 3, 2018